HORIZON FUNDS

DISTRIBUTION PLAN – RULE 12b-1

This Distribution Plan (the “Plan”) is adopted in accordance with Rule 12b–1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Horizon Funds, a Delaware statutory trust (the “Trust”), with respect to each series of its shares and each class of shares of such series (if separate classes shall be designated) identified on Schedule A attached hereto and incorporated herein (each such series covered by this Plan, a “Fund” and each such class, a “Class”).

As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule. Uncertainty may exist from time to time with respect to whether payments to be made by the Trust to Quasar Distributors, LLC (the “Distributor”), or to other firms under agreements with respect to a Fund or Class, may be deemed to constitute impermissible distribution expenses. Accordingly, payments by the Trust and expenditures made by others out of monies received from the Trust which are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

The provisions of the Plan are as follows:

1. Annual Fee. The Trust will pay to the Distributor an annual fee for the Distributor’s services in such capacity, including its expenses in connection with the promotion and distribution of each Fund’s or Class’s shares. The annual fee paid to the Distributor under the Plan will be calculated daily and paid monthly by each Fund or Class on the first day of each month based on the average daily net assets of each Fund or Class not to exceed the lesser of (i) the “Maximum Authorized Rate” and (ii) the “Currently Approved Rate” (each as set forth opposite such Fund’s or Class’s name on Exhibit A attached hereto). The “Maximum Authorized Rate” shall mean the maximum rate authorized by the Board of Trustees of the Trust under this Plan and the “Currently Approved Rate” shall mean that portion of the Maximum Authorized Rate that is currently authorized for payment by the Fund or Class, as may be amended from time to time by the Board of Trustees of the Trust. The fees are not tied exclusively to actual distribution and service expenses, and the fee may exceed the expenses actually incurred.

2. Expenses Covered by the Plan. The fees paid under Section 1 of the Plan may be used to pay for any expenses primarily intended to result in the sale of shares of the Funds and Classes (“distribution services”), including, but not limited to: (a) costs of payments, including incentive compensation, made to agents for and consultants to the Distributor, including pension administration firms that provide distribution services and broker–dealers that engage in the distribution of the shares of the Funds and Classes; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of shares of a Fund or a Class including, but not limited to, personnel of the Distributor and its affiliates, office space and equipment, telephone facilities, answering routine inquiries regarding the Funds, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust’s transfer agency or other servicing arrangements; (c) payments made pursuant to any dealer agreements between the Distributor and certain broker–dealers, financial institutions and other service providers; (d) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of printing and distributing prospectuses, statements of additional information and reports of the Funds to prospective shareholders of the Funds; (f) costs involved in preparing, printing and distributing sales literature pertaining to the Funds; and (g) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable. Such expenses shall be deemed incurred whether paid directly by the Distributor or by a third party to the extent reimbursed therefor by the Distributor.

3. Written Reports. The Distributor shall furnish to the Board of Trustees of the Trust, for its review, on at least a quarterly basis, a written report of the monies paid to it under the Plan with respect to each Fund and each Class, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued as to each Fund or Class.

4. Termination. The Plan may be terminated as to any Fund or Class at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund or Class or by vote of a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “independent Trustees”), and any dealer agreement under the Plan may be likewise terminated on not more than sixty (60) days’ written notice. The Plan and any dealer agreement under the Plan will also terminate automatically in the event of their assignment, as that term is defined in the 1940 Act. Once terminated, no further payments shall be made under the Plan or any dealer agreement under the Plan.

5. Amendments. The Plan may not be amended to increase materially the amount to be spent for distribution services with respect to shares of a Fund or a Class pursuant to Section 1 hereof without approval by a majority of the outstanding voting securities of the Fund or Class. All material amendments to the Plan shall be approved by a majority of the independent Trustees by vote cast in person at a meeting called for the purpose of voting on any such amendment and by the Trust’s Board of Trustees, as required by Rule 12b–1.

6. Selection of Independent Trustees. So long as the Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be committed to the discretion of such Trustees.

7. Effective Date of Plan. The Plan shall take effect as to a Fund or Class at such time as it has received requisite Trustee and shareholder approval (if any) with respect to such Fund or Class and, unless sooner terminated, shall continue in effect for such Fund or Class for a period of more than one year from such date of its effectiveness only so long as such continuance is specifically approved at least annually by the Board of Trustees of the Trust, including the independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

8. Preservation of Materials. The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 3 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

9. Meanings of Certain Terms. As used in the Plan, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

SCHEDULE A

ANNUAL FEES PAID WITH RESPECT TO THE

RULE 12b–1 DISTRIBUTION PLAN OF

HORIZON FUNDS

Fund	Maximum Authorized Rate	Currently Approved Rate
HORIZON ACTIVE ASSET ALLOCATION FUND Advisor Class Investor Class Institutional Class	0.25% N/A N/A	0.25% N/A N/A
HORIZON ACTIVE INCOME FUND Advisor Class Investor Class Institutional Class	0.25% N/A N/A	0.25% N/A N/A
HORIZON ACTIVE RISK ASSIST FUND Advisor Class Investor Class Institutional Class	0.25% N/A N/A	0.25% N/A N/A
HORIZON EQUITY PREMIUM INCOME FUND Advisor Class Investor Class Institutional Class	0.25% 0.10% N/A	0.25% 0.10% N/A
HORIZON DEFINED RISK FUND Advisor Class Investor Class Institutional Class	0.25% 0.10% N/A	0.25% 0.10% N/A
HORIZON MULTI-FACTOR U.S. EQUITY FUND Advisor Class Investor Class Institutional Class	0.25% 0.10% N/A	0.25% 0.10% N/A

HORIZON DEFENSIVE CORE FUND Advisor Class Investor Class Institutional Class	0.25% 0.10% N/A	0.25% 0.10% N/A
HORIZON MULTI-FACTOR SMALL/MID CAP FUND Advisor Class Investor Class Institutional Class	0.25% 0.10% N/A	0.25% 0.10% N/A
HORIZON TACTICAL FIXED INCOME FUND Advisor Class Investor Class Institutional Class	0.25% 0.10% N/A	0.25% 0.10% N/A
HORIZON EXPEDITION PLUS ETF	0.25%	0.00%
HORIZON LANDMARK LIQUIDITY ETF	0.25%	0.00%
CENTRE SELECT EQUITY FUND Advisor Class Investor Class Institutional Class	0.25% 0.10% N/A	0.25% 0.10% N/A
CENTRE GLOBAL INFRASTRUCTURE FUND Advisor Class Investor Class Institutional Class	0.25% 0.10% N/A	0.25% 0.10% N/A
Horizon Dividend Income ETF	0.25%	0.00%
Horizon Core Equity ETF	0.25%	0.00%
Horizon Managed Risk ETF	0.25%	0.00%
Horizon Core Bond ETF	0.25%	0.00%
Horizon Flexible Income ETF	0.25%	0.00%
Horizon Nasdaq-100 Defined Risk Fund	0.25%	0.00%
Horizon Digital Frontier ETF	0.25%	0.00%
HORIZON SMALL/MID CAP CORE EQUITY ETF	0.25%	0.00%
HORIZON INTERNATIONAL EQUITY ETF	0.25%	0.00%

HORIZON INTERNATIONAL MANAGED RISK ETF	0.25%	0.00%
Anfield universal fixed income fund Advisor Class Investor Class Institutional Class	0.25% 0.10% N/A	0.25% 0.10% N/A
ANFIELD ENHANCED MARKET STRATEGY ETF	0.25%	0.00%
REGENTS PARK HEDGED MARKET STRATEGY ETF	0.25%	0.00%
ANFIELD U.S. EQUITY SECTOR ROTATION ETF	0.25%	0.00%
ANFIELD UNIVERSAL FIXED INCOME ETF	0.25%	0.00%
ANFIELD DYNAMIC FIXED INCOME ETF	0.25%	0.00%

As amended by the Board of Trustees on January 27, 2026